Exhibit 99.1

Marvell Technology Group Ltd. Receives Additional Notice from Nasdaq

Santa Clara, California (December 13, 2006) – Marvell Technology Group Ltd. (Nasdaq: MRVL) today announced that it has received a notice from the Nasdaq Stock Market on December 8, 2006 stating that the Company is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) because the Company has not timely filed its Quarterly Report on Form 10-Q for the quarter ended October 28, 2006.  Marvell received a similar notice on September 8, 2006 due to the delay in filing its Form 10-Q for the fiscal quarter ended July 29, 2006.  As previously disclosed, the Company has delayed the filing of its Forms 10-Q for the fiscal quarters ended July 29, 2006 and October 28, 2006 due to the special committee’s ongoing investigation into the Company’s historical stock option practices and related accounting matters.   Marvell intends to file its Form 10-Q for the fiscal quarters ended July 29, 2006 and October 28, 2006 as soon as practicable following the conclusion of the special committee’s review.

Marvell had a hearing before a Nasdaq Listing Qualifications Panel for continued listing on the Nasdaq Stock Market on October 19, 2006.  The Company is awaiting the decision of the Listing Qualifications Panel.  The Company’s securities will remain listed on the Nasdaq Stock Market pending a decision by the Nasdaq Listing Qualifications Panel.

About Marvell

Marvell (NASDAQ: MRVL) is a leader in storage, communications and consumer silicon solutions.  The Company’s diverse product portfolio includes switching, transceiver, communications controller, wireless, and storage solutions that power the entire communications infrastructure, including enterprise, metro, home, and storage networking.  As used in this release, the terms “Company” and “Marvell” refer to Marvell Technology Group Ltd. and its subsidiaries, including Marvell Semiconductor, Inc. (MSI), Marvell Asia Pte Ltd (MAPL), Marvell Japan K.K., Marvell Taiwan Ltd., Marvell International Ltd. (MIL), Marvell U.K. Limited, Marvell Semiconductor Israel Ltd. (MSIL), RADLAN Computer Communications Ltd., and SysKonnect GmbH.  MSI is headquartered in Santa Clara, Calif., and designs, develops and markets products on behalf of MIL and MAPL.  MSI may be contacted at (408) 222-2500 or at www.marvell.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements.  Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements.    These statements are not guarantees of results and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements.   These risks and uncertainties include, but are not limited to, the timing and outcome of the Nasdaq Listing Qualifications Panel decision, the timing and outcome of the special committee’s review and the conclusions of the special committee resulting from that review, actions that may be taken or required as a result of the special committee’s review, the conclusions of the Company’s management, audit committee, Board and independent accountants based on the results of that review.  For other factors that could cause Marvell’s results to vary from expectations, please see the sections titled “Risk

Factors” in Marvell’s quarterly report on Form 10-Q for the fiscal quarter ended April 29, 2006, “Additional Risk Factors” in Marvell’s Form 8-K filed on October 17, 2006 and other factors detailed from time to time in Marvell’s filings with the Securities and Exchange Commission.  Marvell undertakes no obligation to revise or update publicly any forward-looking statements.